EXHIBIT 99.1

3200 County Rd 31, Rifle, CO 81650
Telephone: (214) 253 2556 Facsimile: (214) 203 0324

NATURAL RESOURCES USA CORPORATION ANNOUNCES COMPLETION OF
GOING PRIVATE TRANSACTION

RIFLE, Colo., December 28, 2011 - Natural Resources USA Corporation (“NRUC”) announced today that the short-form merger with GSR Acquisition Corp., which is a wholly-owned subsidiary of Green SEA Resources Inc.,  is effective.

On December 28, 2011 at 12:01 a.m. (the “Effective Time”), GSR Acquisition Corp., a Utah corporation and a wholly-owned subsidiary of Green SEA Resources Inc., merged with and into NRUC in accordance with the short-form merger provisions of Section 1104 of the Utah Revised Business Corporations Act and Articles of Merger previously filed with the Secretary of State of the State of Utah.

Immediately prior to the Effective Time, GSR Acquisition Corp. owned more than 90% of the outstanding shares of common stock. Accordingly, under applicable Utah law, no action by NRUC’s shareholders (other than GSR Acquisition Corp.) was required for the short-form merger to become effective. Green SEA Resources Inc. and GSR Acquisition Corp. had previously disclosed their intention to effect the going private transaction in a Schedule 13E-3 initially filed with the United States Securities and Exchange Commission (the “Commission”) on August 8, 2011, and subsequently amended on October 21, 2011, November 17, 2011 and December 1, 2011. As a result of the going-private transaction, Green SEA Resources Inc. owns 100% of the capital stock of NRUC.

Pursuant to the terms of the going-private transaction, at the Effective Time, each outstanding share of common stock, other than shares owned by GSR Acquisition Corp. and other than shares as to which dissent rights are exercised, held immediately prior to the Effective Time now represents only the right to receive $0.57 per share in cash, without interest.  Further, each outstanding stock option not exercised prior to the Effective Time was canceled and exchanged into the right to receive $0.57 per share, without interest and less the option exercise price (and any applicable withholding taxes).

Registered NRUC shareholders will be mailed a letter of transmittal (“Letter of Transmittal”) by the paying agent, Computershare Trust Company, N.A. (the “Paying Agent”). Registered shareholders will need to duly complete the Letter of Transmittal and tender their stock certificate(s) to the Paying Agent therewith in accordance with the detailed instructions contained in the Letter of Transmittal, in order to receive payment of their merger consideration. Registered shareholders should not submit their stock certificate(s) before they have received the Letter of Transmittal.

Beneficial NRUC shareholders will not be mailed, nor required to complete, a Letter of Transmittal and will receive payment of their merger consideration through their brokerage accounts following the Effective Date.

The statutory right of each shareholder to dissent from the short-form merger under the Utah Revised Business Corporation Act, and the process by which a shareholder may exercise its statutory right to dissent under the Utah Revised Business Corporation Act, is described in detail in the transaction documents on file with the Commission.

A copy of the transaction documents and Letter of Transmittal, once mailed to shareholders, will be available on the NRUC and Green SEA Resources Inc. websites at www.naturalresourcescorp.com and www.greensearesources.com/projects/nruc.aspx.

Shareholders with administrative questions regarding tendering their stock certificate(s) and payment of their merger consideration following the mailing of the Letter of Transmittal after the effective date can contact the Paying Agent, c/o Computershare Corporate Actions, at 1 (800) 546-5141 (toll-free) or 1 (781) 575-2765 (toll).